EXHIBIT 10.1
METHODE ELECTRONICS, INC.
RESTRICTED STOCK AWARD AGREEMENT
(3-YEAR VESTING)
     This agreement (the “Award Agreement”) dated as of ___(the “Award Date”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”) and ___(the “Grantee”). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them by the Methode Electronics, Inc. 2004 Stock Plan (the “Plan”).
     1.      General. The shares of Restricted Stock granted under this Award Agreement are granted as of the Award Date pursuant to and subject to all of the provisions of the Plan applicable to Restricted Stock granted pursuant to Section 8 of the Plan, which provisions are, unless otherwise provided herein, incorporated by reference and made a part hereof to the same extent as if set forth in their entirety herein, and to such other terms necessary or appropriate to the grant hereof having been made. A copy of the Plan is on file in the offices of the Company.
     2.      Grant. The Company hereby grants to Grantee a total of ___shares of Restricted Stock (the “Restricted Shares”), subject to the restrictions set forth in Section 3 hereof and the Plan.
     3.      Restrictions.
(a)	None of the Restricted Shares may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of until they have vested in accordance with Section 6 of this Award Agreement.

(b)	Any Restricted Shares that are not vested shall be forfeited to the Company immediately upon termination of the Grantee’s employment with the Company and all of its Subsidiaries and Affiliates.

(c)	Any Restricted Shares that are not vested may be forfeited to the Company in accordance with Section 7 of this Award Agreement.
     4.      Stock Certificates. Each stock certificate evidencing any Restricted Shares shall contain such legends and stock transfer instructions or limitations as may be determined or authorized by the Committee in its sole discretion; and the Company may, in its sole discretion, retain custody of any such certificate throughout the period during which any restrictions are in effect and require that the Grantee tender to the Company a stock power duly executed in blank relating thereto as a condition to issuing any such certificate.
     5.      Rights as Stockholder. The Grantee shall have no rights as a stockholder with respect to any Restricted Shares until a stock certificate for the shares is issued in Grantee’s name. Once any such stock certificate is issued in Grantee’s name, the Grantee shall be entitled to all rights associated with ownership of the Restricted Shares, except that the Restricted Shares will remain subject to the restrictions set forth in Section 3 hereof and if any additional shares of Common Stock become issuable on the basis of such Restricted Shares (e.g., a stock dividend), any such additional shares shall be subject to the same restrictions as the shares of Restricted Shares to which they relate.
     6.      Vesting.
(a)	The Restricted Shares granted hereunder will become vested in accordance with the following vesting schedule if the Grantee continues to be employed by the Company (or a Subsidiary or Affiliate thereof) on the last day of each of the Company’s fiscal years (specified in the following vesting schedule) after the Award Date, where the year in which the Award Date occurs is the first fiscal year:

Date	Vested Percentage
First Fiscal Year	33%
Second Fiscal Year	66%
Third Fiscal Year	100%
(b)	Notwithstanding the schedule set forth in Section 6(a), Restricted Shares granted hereunder shall become fully vested if the Grantee’s employment with the Company and all of its Subsidiaries and Affiliates is terminated due to: (i) retirement on or after Grantee’s sixty-fifth birthday; (ii) retirement on or after Grantee’s fifty-fifth birthday with consent of the Company; (iii) retirement at any age on account of total and permanent disability as determined by the Company; or (iv) death.

(c)	Notwithstanding the schedule set forth in Section 6(a), Restricted Shares granted hereunder shall become fully vested upon the occurrence of a Change of Control, as that term is defined in the Plan, provided that the Grantee is an employee of the Company (or a Subsidiary thereof) on the date of the Change of Control. This Section 6(c) supercedes Section 11.03 of the Plan.
     7.      Forfeiture.
(a)	Forfeiture if the Grantee Engages in Certain Activities. If at any time the Grantee engages in any activity adverse, contrary or harmful to the interests of the Company, including, but not limited to: (i) conduct related to the Grantee’s employment for which either criminal or civil penalties against the Grantee may be sought, (ii) while employed by the Company or any Subsidiary or Affiliate, serving as a consultant, advisor or in any other capacity to an entity that is, or proposes to be, in competition with or acting against the interests of the Company, (iii) employing or recruiting any present, former or future employee of the Company, whether individually or on behalf of another person or entity, that is, or proposes to be, in competition with or acting against the interests of the Company, (iv) disclosing or misusing any confidential information or material concerning the Company, or (v) participating in a hostile takeover attempt, then (1) the unvested Restricted Shares shall be forfeited to the Company effective as of the date on which the Grantee entered into such activity, unless terminated sooner by operation of another term or condition of this Award Agreement or the Plan, or (2) if elected by the Company, the Grantee shall immediately pay to the Company the Fair Market Value of the unvested Restricted Shares.

(b)	Right of Set-off. If the Grantee owes the Company any amount by virtue of Section 7(a) above, then the Company (or any Subsidiary or Affiliate) may recover such amount by setting it off from any amounts the Company (or any Subsidiary or Affiliate) owes or may owe the Grantee from time to time. By accepting these Restricted Shares and signing this Award Agreement, the Grantee consents to a deduction of any amount the Grantee may owe the Company by virtue of Section 7(a) above from any amounts the Company (or any Subsidiary or Affiliate) owes or may owe the Grantee from time to time (including amounts owed to the Grantee as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Grantee). Whether or not the Company elects to make any set off in whole or in part, if the Company does not recover by means of set off the full amount the Grantee owes it, calculated as set forth above, the Grantee agrees to pay immediately the unpaid balance to the Company.

(c)	Committee Discretion. The Committee may release the Grantee from the obligations under Section 7(a) above if the Committee determines in its sole discretion that such action is in the best interest of the Company.
     8.      Other Terms and Conditions. The Committee shall have the discretion to determine such other terms and provisions hereof as stated in the Plan.
     9.      Applicable Law. The validity, construction, interpretation and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Award Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court of the Eastern Division of the Northern District of Illinois and the Grantee consents to the jurisdiction and venue of those courts.
     10.      Severability. The provisions of this Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.
     11.      Waiver. The waiver by the Company of a breach of any provision of this Award Agreement by Grantee shall not operate or be construed as a waiver of any subsequent breach by Grantee.
     12.      Binding Effect. The provisions of this Award Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of the Grantee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Grantee.
     13.      Withholding. Grantee agrees, as a condition of this grant, to make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of the Restricted Shares acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of shares arising from this grant, the Company shall have the right to require such payments from Grantee, or withhold such amounts from other payments due Grantee from the Company or any Subsidiary or Affiliate.
     14.      No Retention Rights. Nothing herein contained shall confer on the Grantee any right with respect to continuation of employment by the Company or its Subsidiaries or Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment of the Grantee.
     15.      Construction. This Award Agreement is subject to and shall be construed in accordance with the Plan, the terms of which are explicitly made applicable hereto. In the event of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall govern.

GRANTEE	METHODE ELECTRONICS, INC.

By:

Douglas A. Koman
	Its:	Vice President, Corporate Finance and Chief Financial Officer